Exhibit 99(2)

2011 Third Quarter Earnings Conference Call

Thank you Jay and welcome to our third quarter conference call.  I will make a few brief comments after which John Rielly will review our financial results.

Net income for the third quarter of 2011 was $298 million versus $1.154 billion a year ago.  Our third quarter results included charges of $140 million for abandonment liabilities primarily in the UK North Sea and $44 million for an increase in the UK supplemental petroleum tax rate.  These charges were partially offset by a $103 million gain from the sale of Hess’ interests in the Snorre Field in Norway and the Cook Field in the United Kingdom.  Also, last year’s third quarter results included a net non-recurring gain of $725 million.  Excluding these adjustments, earnings for the third quarter of 2011 were $379 million versus $429 million a year ago.

Exploration and Production reported net income of $422 million.  Crude oil and natural gas production averaged 344 thousand barrels of oil equivalent per day, which was 17 percent below the year ago period.  Aside from the sale of mature UK natural gas assets earlier in the year, most of the year over year production decline was due to several short term setbacks.  We are pleased to say that most of these issues are being resolved and that with the exception of Libya we are in the process of recovering lost volumes.

In Norway, a fire at the outside operated Valhall Field in July resulted in the field being shut in for more than two months, negatively impacting third quarter production by approximately 20 thousand barrels of oil equivalent per day.  Operations resumed September 17th and net production is currently averaging more than 30 thousand barrels of oil equivalent per day.

In the Gulf of Mexico, the Llano #3 well was producing at a net rate of approximately 10 thousand barrels of oil equivalent per day prior to being shut in due to mechanical issues in the first quarter of this year.  The operator plans to perform a workover and restore production in the first half of 2012.

In Libya, approximately 23 thousand barrels per day of net production remains shut in due to civil unrest.  We cannot estimate when production will resume until security returns to the country.

With regard to the Bakken, net production averaged 32 thousand barrels of oil equivalent per day in the third quarter, up from 25 thousand barrels of oil equivalent per day in the second quarter.  Currently net production from the Bakken is approximately 39 thousand barrels of oil equivalent per day.  As a result of the increased acreage position from last year’s acquisitions and positive well results year to date, we forecast net production from the Bakken will increase to 60 thousand barrels of oil equivalent per day in 2012 and to 120 thousand barrels of oil equivalent per day in 2015.

In September we announced the acquisition of 185,000 net acres in the emerging Utica Shale play in eastern Ohio principally through two separate transactions.  We entered into an agreement with CONSOL Energy, which closed last week, to acquire a 50 percent interest in nearly 200,000 acres for aggregate payments of $593 million over five years.  We also acquired Marquette Exploration and other leasehold interests, which added another 85,000 net acres at a cost of approximately $750 million.  With these transactions, we have built a strategic acreage position in the Utica Shale – strengthening our portfolio of high quality unconventional assets, leveraging our operating expertise and creating significant potential for future growth in reserves and production.  Appraisal activities on this acreage are planned to commence in the fourth quarter.

Yesterday, we also announced that we will proceed with the development of the Hess operated Tubular Bells Field in the Mississippi Canyon area of the Gulf of Mexico.  The plan calls for three subsea production wells and two water injection wells tied back to a third-party owned spar production facility.  Drilling is scheduled to begin in 2012 and initial production is expected in 2014, subject to the receipt of necessary government permits.  Annual net production is expected to peak at approximately 25,000 barrels of oil equivalent per day and net recoverable resources are estimated at more than 65 million barrels of oil equivalent.  The net cost of the development is expected to be approximately $1.3 billion.  Following government approval of the recent assignment of BP’s interest, Hess will hold a 57.14 percent interest and Chevron will hold the remaining 42.86 percent interest.

With regard to deepwater exploration, the Stena DrillMAX drillship has been contracted and we currently plan to drill a minimum of three exploration wells on our 90 percent owned Deepwater Tano Cape Three Points Block in Ghana commencing in the first quarter of 2012.

In Indonesia, we spud the Andalan well on the Semai V block July 12th.  We are currently drilling below 17,000 feet and expect to reach total depth of about 22,000 feet during the fourth quarter.  Hess has a 100 percent working interest in the block.

In Brunei, the operator of Block CA-1, in which Hess has a 13.5 percent interest, spud the Julong Centre well on September 1st..  The well is expected to reach total depth in the fourth quarter and additional wells are planned in 2012.

Turning to Marketing and Refining, we reported a loss of $23 million for the third quarter of 2011.  Our share of the Hovensa refinery’s losses was $36 million, which was an improvement over the year ago quarter as a result of stronger gasoline and distillate crack spreads.  While the refinery effectively broke even in July and August, a significant drop in gasoline refining margins in September contributed to the third quarter loss.

Marketing earnings of $41 million were comparable to last year’s third quarter.  In Retail Marketing, gasoline volumes on a per site basis and convenience store sales were both down nearly 2 percent – reflecting the weak economy.  In Energy Marketing, electricity sales volumes were up versus the year ago quarter while natural gas and fuel oil sales volumes were relatively flat.

Capital and exploratory expenditures in the first nine months of 2011 were approximately $5.2 billion.  For the full year, our capital and exploratory expenditures forecast has been increased to $7.2 billion from $6.2 billion.  The acquisitions of acreage in the Utica and an additional 4 percent interest in the Hess operated South Arne Field in the Danish sector of the North Sea account for the increase.

We are excited to have acquired a strategic position in the emerging Utica Shale play, which strengthens our portfolio of unconventional resources.  We remain committed to maintaining a strong balance sheet to fund our future investment opportunities and profitably grow our reserves and production.

I will now turn the call over to John Rielly.